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                                    AGREEMENT

THIS AGREEMENT ("Agreement") dated as of the 18 day of July, 1996 by and between Michael Anthony Jewelers, Inc., a Delaware corporation ("MAJ") and American Gem Processing, an Delaware Corporation ("AGC").

                                    RECITALS

A. MAJ is engaged in the manufacture and sale of jewelry, including items that utilize diamonds or colored stones.

B. AGC is engaged in the mining, processing and sale of American Sapphires(TM) mined in Montana in various colors, carat weights and clarities ("American Sapphires").

C. MAJ and AGC desire to enter into this Agreement to set forth the terms on which AGC will supply American Sapphires(TM) to MAJ and MAJ will purchase American Sapphires(TM) from AGC.

         NOW THEREFORE, for and in consideration of the mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:

1. TERM OF AGREEMENT. The initial term of this Agreement shall commence as of the date set forth above and continue until January 25, 1997 (the "Term"). This Agreement may be renewed or extended in writing by the parties under the terms and conditions set forth below in
         Section 8.

2. COVERED PRODUCTS. This Agreement applies to the line of American Sapphires(TM) mined and sold by AGC, as the same may exist from time to time, as currently described on Exhibit A attached hereto and by this reference incorporated herein.

3. SALES TO MAJOR RETAILERS. During the Term of this Agreement and any extensions or renewals thereof, AGC will use reasonable efforts to make all sales in the United States of American Sapphire(TM) to MAJ for resale to retail accounts with either (a) 10 or more store locations in the United States or (b) annual gross sales of jewelry and jewelry related items in the United States of $20 million or more ("Major Retailers"). For purposes of this Agreement, Major Retailers will include, but not be limited to, those accounts listed on Exhibit B, attached hereto and incorporated herein by reference.

4.                USE OF TRADEMARKS.

                  (a) During the Term of this Agreement, or any extensions or renewals thereof, AGC grants MAJ an exclusive license to use the following trademark in
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         connection with MAJ's sale to Major Retailers of jewelry utilizing the
         American Sapphire(TM): The American Sapphire Collection(TM) trademark (Hereinafter, the "Trademark") ; provided that AGC retains all rights regarding use of the Trademark for sales outside the United States, and provided further that Landstroms Original Black Hills Gold Creations ("Landstroms") may use the term "American Sapphire" pursuant to the agreement between Landstroms and AGC dated January 29, 1996, and provided further that the Trademark may be used by Jewelry by Michael Inc. of Spokane Washington and provided further that the Trademark may be used by AGC for jewelry set by MAJ for sale by AGC to jewelers in the United States with annual gross sales of jewelry and jewelry related products of less than $20 million per year or with 9 or fewer retail locations in the United States ( "Independent Jewelers").

                  (b) For a period of ninety (90) days after the Term of this Agreement, as the same may be renewed or extended from time to time, AGC grants MAJ a non-exclusive license to use the Trademark in connection with MAJ's sale of jewelry utilizing any American Sapphires(TM) to any of its customers that are Major Retailers.

                  (c) The rights granted with respect to the Trademark and the power to protect the exclusiveness of the license granted is limited to those rights and powers held by AGC as of the date hereof and acquired by AGC during the term of this agreement or any extensions or renewals thereof.

5. SUPPLY AND PURCHASE OF SAPPHIRES. In consideration for the foregoing, and the other terms and conditions of this Agreement, MAJ agrees to purchase from AGC, and AGC agrees to supply MAJ, with American Sapphires(TM) as follows:

                  (a) No later than September 1, 1996, MAJ will purchase American Sapphires(TM) from AGC for an aggregate purchase price of not less than One Million Dollars ($1,000,000);

                  (b) Subject to the conditions set forth below, MAJ will make a cash advance to AGC of One Million Dollars ($1,000,000) on or before September 30, 1996 (the "Advance"), against which future purchases by MAJ of American Sapphires(TM) from AGC will be applied;

                  (c) Payment of the Advance is contingent upon AGC delivering to MAJ American Sapphires(TM) with a purchase price of an aggregate amount of Three Million Dollars ($3,000,000) not later than August 1, 1996, in such colors and sizes as shall be mutually agreed upon by the parties prior to such date. The Three Million dollars of American Sapphires(TM) shall be in addition to the One Million Dollars of American Sapphire(TM) purchased by MAJ pursuant to Section 5(a) above. The American Sapphires supplied by AGC to MAJ pursuant to this
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         Section 5(c) will remain the property of AGC until such time as the jewelry containing the American Sapphires(TM) is sold by MAJ; however, AGC will not file any type of UCC financing statement (notice or otherwise) with respect to such American Sapphires(TM). MAJ will report sales of the American Sapphires(TM) supplied by AGC to MAJ pursuant to this Section 5(c) in accordance with Section 5(d). MAJ will pay AGC for the American Sapphires(TM) supplied pursuant to this Section 5(c) by off-setting the amount otherwise due and payable to AGC against the Advance, then after the Advance has been utilized in full, in accordance with the provisions of Section 5(d). Notwithstanding anything to the contrary in this Agreement, MAJ will have the right, in its sole discretion, to purchase for its own account, at any time, that quantity of American Sapphires(TM) equivalent in value to the balance outstanding on the Advance. Unless the parties hereto otherwise agree, any remaining unsold memo sapphires shall be returned by MAJ to AGC by February 15, 1997.

                  (d) Upon shipment of the American Sapphires(TM) pursuant to
         Section 5(c), AGC will prepare a document labeled "Memo" which will accompany the shipment and generally describe and identify the American Sapphires(TM) contained in the shipment.

         Every month MAJ will provide AGC with a sales report listing the American Sapphires(TM) sold by MAJ during the previous month. Upon receipt of the sales report, AGC will either (i) deduct the amount otherwise due and payable by MAJ from the Advance until such time as the Advance has a "zero" balance or (ii) after the Advance has been paid in full, prepare an invoice setting forth the payment due from MAJ based upon the sales report. MAJ will remit payment to AGC in the amount of the invoice within thirty (30) days of MAJ's receipt of the invoice;

                  (e) During the Term of the Agreement or any extensions or renewals thereof, MAJ shall have the right to (i) stock balance up to 20% of any American Sapphire(TM) purchases made from AGC and (ii) return any American Sapphires(TM) that do not meet the standards agreed upon by the parties as to grading and size as set forth on Exhibit C, attached hereto and incorporated herein by reference. MAJ acknowledges that AGC produces natural sapphires that have natural variations in clarity and color. Subject to the foregoing, MAJ will accept any American Sapphire(TM) from AGC as long as it meets the aforementioned grading and size standards;

                  (f) If net purchases of American Sapphire(TM) by MAJ during the original Term exceed an aggregate of Three Million Dollars ($3,000,000) (including sales on asset and from memo), MAJ will receive a five percent (5%) rebate on any purchases of American Sapphire (TM) over Two Million Dollars (2,000,000) in the aggregate. For purposes hereof, "net purchases" shall mean all purchases, less returns. The provisions of this subsection apply only to the initial term of the Agreement.
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                  (g) A copy of  AGC's current price list is attached as
         Exhibit A. AGC may change it's price list form time to time after at least thirsty (30) days prior written notice to MAJ provided, however, that at all times MAJ will receive at least a fifteen percent (15%) discount off of AGC's regular price list, utilized in the normal course of AGC's business. Notwithstanding anything to the contrary, AGC covenants that the prices AGC will charge MAJ for American Sapphires(TM) at any time during the Term of the Agreement or any extensions or renewals thereof, including the pieces set forth on the current price list, discounted as contemplated above, will be no greater than the lowest prices AGC charges any of its other established customers anywhere in the United States who purchase comparable quantities of American Sapphires(TM) and have comparable sales programs for American Sapphires(TM) during the same time period ("Most Favorable Price"). Further, the price charged MAJ for any American Sapphire(TM) will only be increased in amounts comparable to the increase applied to AGC's other established customers, provided such increase does not result in prices payable by MAJ which exceed the Most Favorable Price;

                  (h) Payment for all assets purchases from AGC will be made within 30 days of receipt of the American Sapphires(TM) and the invoice for such shipment from AGC. All American Sapphires(TM) purchased by MAJ will be shipped by AGC, FOB destination and AGC will be responsible for insuring the American Sapphires(TM) in transit to MAJ. Any
         American Sapphires(TM) returned by MAJ to AGC shall be shipped by MAJ, FOB destination, and MAJ will be responsible for insuring the American Sapphires(TM) in transit.

6.                ORDER PROCESSING.

                  (a) MAJ will use reasonable efforts to promote and sell the American Sapphire(TM) in a line of jewelry manufactured and sold by MAJ.

                  (b) AGC will use reasonable efforts to project the size, color, cut and delivery date of future calibrated inventory and supply MAJ with a written copy of such projections each month during the Term of this Agreement or any extensions or renewals thereof. AGC will also provide MAJ with information as to AGC's current inventory as such information is available to AGC in the normal course of its business;

                  (c) For a period of 10 business days after MAJ receives each monthly or other inventory report from AGC, MAJ will have the first right to purchase all or any part of such inventory as set forth in said report (and not previously disclosed to MAJ or "reserve" such inventory on terms mutually agreed upon by AGC and MAJ). In the event MAJ desires to purchase or reserve any such inventory pursuant to mutually agreed terms, MAJ will notify AGC in writing with either a purchase order or letter as to its intention to purchase at a future date.
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7.                SALES AND MARKETING.  MAJ and AGC will (a) cooperate with
         each  other in good faith to promote the American Sapphire(TM) and
         (b) use their respective reasonable efforts to sell jewelry with American Sapphires(TM), including the following:

                  (i) AGC personnel will use reasonable efforts to assist MAJ with sales calls on MAJ's customers as requested by MAJ, at AGC's expenses on an "as available" basis as determined by AGC;

                  (ii) AGC personnel will assist MAJ at trade shows as mutually agreed upon by the parties;

                  (iii) AGC will participate with MAJ in 50/50 cooperative advertising for certain of MAJ's customers for which AGC's contribution is an aggregate amount equal to at least two percent (2%) of AGC's gross sales to MAJ during the Term of this Agreement or any extensions or renewals thereof. AGC and MAJ will jointly approve any advertising materials that include pictures of American Sapphires(TM) or use of the Trademark;

                  (iv) AGC will participate with MAJ in 50/50 cooperative trade advertising as mutually agreed by the parties;

                  (v) AGC will make available to MAJ and its customers selected AGC promotional materials at AGC's cost, in quantities to be mutually agreed by the parties;

                  (vi) Subject to the provisions of Section 10 below, MAJ will provide AGC with a list of MAJ's customers who plan to use the Trademark, AGC logos or tradenames, for AGC's written approval.

8. RIGHT OF FIRST REFUSAL. At the end of the original Term of this Agreement, MAJ will have a right of first refusal for a period of 30 days in which to renew this Agreement, including the exclusivity provisions of Sections 3 and 4, for a term ending January 31, 1998, provided that MAJ commits to make purchases of Sapphires from AGC during the period of January 26, 1997, to January 31, 1998, in an aggregate amount of at least Nine Million Dollars ($9,000,000). If MAJ elects to exercise its right of first refusal, it shall notify AGC in writing of its election no later than February 24, 1997. Nothing contained in this Agreement shall commit MAJ to make the further purchases described in this Section 8.

9.                REPRESENTATIONS AND WARRANTIES.

                  (a)      MAJ represents and warranties to AGC:
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                           (i)  MAJ is a corporation organized and existing and
             in good standing under the Laws of the State of Delaware;

                           (ii) Neither the execution nor delivery of this
             Agreement by MAJ, nor the consummation of the transactions contemplated hereunder, will conflict with, or result in a violation or breach of any term or provision of, or constitute an event of default under, the Certificate of Incorporation, or ByLaws of MAJ or a material agreement to which MAJ is a party.

                  (b)      AGC represents and warranties to MAJ:

                           (i)   AGC is a corporation organized and existing
and in good standing under the Laws of the State of Delaware;

                           (ii)  Neither the execution nor delivery of this
Agreement by AGC, nor the consummation of the transactions contemplated hereunder, will conflict with, or result in a violation or breach of any term or provisions of, or constitute an event of default under, the Certificate of Incorporation, or ByLaws of AGC or a material agreement to which AGC is a party;

                           (iii) The American Sapphires(TM), when purchased
and paid for by MAJ, will be sold by AGC free and clear of all liens, encumbrances, restrictions, charges and claims of any kind whatsoever.

10. CONFIDENTIALITY. The parties acknowledge that during the Term of this Agreement or any extensions or renewals thereof, each of them may learn or obtain access to certain confidential information or trade secrets of the other, including, but not limited to, customer names, addresses, contacts and lists, pricing information, methods of manufacturer, financial data, marketing plans and technical data but excluding information that is generally known to or observable by the public or obtainable from public sources, including but not limited to filings with public agencies, or information which is available from trade and other publications available to the public. ["Confidential Information"]. Each party further acknowledges that the other party has a proprietary interest in maintaining the confidential nature of its Confidential Information and agrees not to, either during the Term or thereafter, disclose the Confidential Information or use the Confidential Information for any purpose other than is required by the terms of this Agreement.

11.      INDEMNIFICATION.

                  (a) AGC will defend, indemnify and hold harmless MAJ, its successors and assigns, directors, officers, employees and agents from and against all suits, losses, claims, causes of action, judgments, damages, penalties, costs, expenses, (including attorney's fees and expenses) which may be asserted, alleged, demanded,

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claimed, recovered or otherwise incurred or sustained by MAJ as a result of
MAJ's use of the Trademark in accordance with this Agreement.

                  (b) If, for any reason whatsoever, a court of competent jurisdiction or government agency issues an order or injunction, whether final, preliminary or temporary, that prevents MAJ from using, purchasing or selling all or part of any American Sapphires(TM), AGC, at its expense, shall at least take one of the following actions within thirty (30) days after issuance of such an order: (1) procure for MAJ the right to continue using, purchasing, or selling the American Sapphires(TM), (2) replace or modify the American Sapphires(TM) so they can again be used, purchased or sold by MAJ, provided that such modification or replacement does not materially degrade the quality of the American Sapphires(TM), (3) after reasonable attempts have been made with respect to the foregoing alternatives, refund the purchase price paid to AGC by MAJ for any remaining American Sapphires(TM);

                  (c) The foregoing covenants and indemnification shall remain in full force and effect beyond the Term for a period of two years, and be applicable to any purchaser, assignee or succeeding entity of either AGC or MAJ.

12. FORCE MAJEURE. In the event MAJ is unable to take delivery of the American Sapphires(TM) due to an Act of God or circumstances beyond its control, such as a fire, strike, or other calamity that damages MAJ's production facilities such that those facilities can not manufacture jewelry for a period of 30 days or more, then MAJ shall be relieved to the purchase requirements in Section 5 for such time as MAJ's manufacturing processes are disrupted.

13. NOTICES. All notices hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or by a nationally recognized overnight courier service to the parties at the following addressees (or such other address as to which a party may notify the other):

                  If to MAJ:        Michael Paolercio, CEO
                                    Michael Anthony Jewelers, Inc.
                                    115 S. MacQuesten Parkway
                                    Mount Vernon, New York 10550
                                    Telecopy: (914) 699-2335

                  If to AGC:        Greg Dahl, Chairman and CEO
                                    American Gem Corporation
                                    130 Neil Avenue
                                    Helena, Montana 59604
                                    Telecopy: (406) 442-4096
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         All notices shall be deemed to have been given upon the earlier to occur of (i) two days after deposited in the U.S. Mail, addressed and posted as herein set forth or (ii) one day after sent by overnight carrier.

14. MISCELLANEOUS. This Agreement (including the exhibits hereto) constitutes the entire agreement and supersedes all prior agreements, written or oral, between the parties with respect to the subject matter hereof. No waiver, amendment or supplement of this Agreement shall be effective unless in writing and signed by MAJ and AGC. This Agreement may be executed in one or more counterparts, all of which when taken together, shall be considered one and the same document. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

15. RESOLUTION OF DISPUTES. Should at any time any dispute arise between the parties to this Agreement with respect to their rights, obligations, duties or requirements, under or by virtue of the provisions of this Agreement, said dispute shall be referred to and consent and approval of each of the parties hereto is expressly given to refer said dispute for determination to, the American Arbitration Association in the City of New York, New York, in accordance with its Commercial Arbitration Rules then pertaining and the judgment upon the award may be entered in any Court having jurisdiction thereof. The arbitration fees assessed for such arbitration shall be paid by the losing party or parties.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and do each hereby warrant and represent that its respective signatory whose signature appears below is duly authorized by all necessary and appropriate corporate action to execute this Agreement.

MICHAEL ANTHONY JEWELERS, INC.                   AMERICAN GEM CORPORATION

BY:  /s/ Michael Paolercio                  BY:   /s/ Greg Dahl
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    Michael Paolercio, CEO                        Greg Dahl, Chairman and CEO